Exhibit 10.1
AMENDED AND RESTATED
SEVERANCE AGREEMENT
          THIS AMENDED AND RESTATED SEVERANCE AGREEMENT (this “Agreement”), dated as of «Date», is made and entered into by and between National City Corporation, a Delaware corporation, and «Name» (the “Executive”).
WITNESSETH:
          WHEREAS, the Executive is a senior executive of the Company (as defined below), is employed by the Company and has made and is expected to continue to make major contributions to the profitability, growth and financial strength of the Company;
          WHEREAS, the Company and the Executive have previously entered into a Severance Agreement (the “Original Agreement”), whereby (i) the Company sought to assure itself of both present and future continuity of management and established certain minimum severance benefits for certain of its senior executive officers and other key employees, including the Executive, applicable in the event of a Change in Control (as defined below), (ii) the Company sought to ensure that its senior executives and other key employees, including the Executive, are not practically disabled from discharging their duties in respect of a proposed or actual transaction involving a Change in Control, and (iii) the Company provided additional inducement for the Executive to continue to remain in the ongoing employ of the Company; and
          WHEREAS, the Company and the Executive have determined to amend, subsume and replace the terms and provisions of the Original Agreement as set forth herein.
          NOW, THEREFORE, in consideration of the mutual promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree that the Original Agreement shall be amended and restated in its entirety as follows:
     1. Certain Defined Terms. In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement with initial capital letters:
     (a) “Accounting Firm” means PricewaterhouseCoopers LLP (“PWC”), except if PWC is unable or unwilling to serve or perform in the capacity contemplated by this Agreement, the Surviving Entity and the Executive shall mutually select another national accounting firm of recognized standing to serve and perform in that capacity under this Agreement.
     (b) “Agreement” shall have the meaning set forth in first paragraph of this agreement.

     (c) “Base Pay” means the Executive’s annual base salary at a rate not less than the Executive’s annual fixed or base compensation as in effect for the Executive immediately prior to the occurrence of a Change in Control or such higher rate as may be in effect from time to time.
     (d) “Cause” means the termination by the Surviving Entity of the Executive’s employment with the Surviving Entity as a result of:
     (i) the Executive committing an intentional act of fraud, embezzlement or theft in connection with the Executive’s duties or in the course of the Executive’s employment with the Surviving Entity and such act shall have been materially harmful to the Surviving Entity;
     (ii) the Executive causing intentional wrongful damage to property of the Surviving Entity and such damage shall have been materially harmful to the Surviving Entity;
     (iii) the Executive committing an intentional wrongful disclosure of secret processes or confidential information of the Surviving Entity and such disclosure shall have been materially harmful to the Surviving Entity;
     (iv) the Executive intentionally engages in any Competitive Activity and such act shall have been materially harmful to the Surviving Entity;
     (v) the Surviving Entity has been ordered or directed by a written order from any federal or state regulatory agency with jurisdiction to terminate or suspend the Executive’s employment and, notwithstanding the reasonable best efforts of the Surviving Entity to oppose and to appeal the order or directive, that order or directive has become a final non-appealable order; or
     (vi) the Executive being convicted of or entering into any pre-trial diversion with respect to a criminal offense involving dishonesty, breach of trust, money laundering or the illegal manufacture, sale, distribution of or trafficking in controlled substances.
For purposes of this Agreement, no act or failure to act on the part of the Executive shall be deemed “intentional” if it was due primarily to an error in judgment or negligence, but shall be deemed “intentional” only if done or omitted to be done by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Surviving Entity. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for “Cause” hereunder unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the Surviving Entity Directors at a meeting called and held for such purpose, after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel (if the Executive chooses to have counsel present at such meeting), to be heard before the Surviving Entity Board, finding that, in the good faith opinion of the Surviving Entity Board, the Executive has committed an act constituting “Cause” as herein defined and specifying the particulars thereof in detail. Nothing herein will limit the right of the Executive or the Executive’s beneficiaries to contest the validity or propriety of any such determination.
     (e) “Change in Control” means the occurrence during the Term of any of the following events:
     (i) the Company is merged, consolidated or reorganized into or with another Person, and immediately after giving effect to such merger, consolidation or reorganization less than sixty-five percent (65%) of the Surviving Entity’s Voting Stock is held in the aggregate by the holders of the Company Voting Stock immediately prior to such transaction;
     (ii) the Company sells or otherwise transfers all or substantially all of its assets to another Person, and as a result of such sale or transfer less than sixty-five percent of the Surviving Entity Voting Stock immediately after such sale or transfer is held in the aggregate by the holders of the Company Voting Stock immediately prior to such sale or transfer;
     (iii) any individual, entity or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) becomes the beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing more than fifteen percent (15%) of the Company Voting Stock provided, however, that:
(1)	for purposes of this Section 1(e)(iii), the following acquisitions shall not constitute a Change in Control: (A) any acquisition of the Company Voting Stock directly from the Company that is approved by a majority of the Incumbent Company Directors (defined below), (B) any acquisition of the Company Voting Stock by the Company, and (C) any acquisition of the Company Voting Stock by a trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary of the Company;

(2)	if any Person is or becomes the beneficial owner of 15% or more of the combined voting power of the then-outstanding Company Voting Stock as a result of a transaction described in clause (A) of Section 1(e)(iii)(1) above and such person thereafter becomes the beneficial owner of any additional shares of the Company Voting Stock representing 1% or more of the then-outstanding the Company Voting Stock, other than in an acquisition directly from the Company that is approved by a majority of the Incumbent Company

Directors or other than as a result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of the Company Voting Stock are treated equally, such subsequent acquisition shall be treated as a Change in Control unless exempted by Section 1(e)(iii)(4) below;

(3)	a Change in Control will not be deemed to have occurred if a Person is or becomes the beneficial owner of 15% or more of the Company Voting Stock as a result of a reduction in the number of shares of the Company Voting Stock outstanding pursuant to a transaction or series of transactions that is approved by a majority of the Incumbent Company Directors unless and until such person thereafter becomes the beneficial owner of any additional shares of the Company Voting Stock representing 1% or more of the then-outstanding Company Voting Stock, other than as a result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of the Company Voting Stock are treated equally; and

(4)	if within 45 days of first learning a Person has acquired or is to acquire beneficial ownership of 15% or more of the Company Voting Stock the Company Board by majority vote of the Incumbent Company Directors (i) determines that a Person’s acquisition of beneficial ownership of 15% or more of the Company Voting Stock does not constitute a Change in Control and (ii) establishes a limit (such limit to be less than 50% of the Company Voting Stock) as to the maximum number of shares such Person may acquire before a Change in Control shall be deemed to have occurred, then no Change in Control shall have occurred as a result of such Person’s applicable acquisition(s);
     (iv) if, during any period of two consecutive years, individuals who at the beginning of any such period constitute the Company Directors (the “Incumbent Company Directors”) cease for any reason to constitute at least a majority of the Surviving Entity Board, as the case may be; provided, however, that for purposes of this Section 1(e)(iv) each Director who is first elected, or first nominated for election by the Company’s stockholders, by a vote of at least two-thirds of the Incumbent Company Directors (or a committee thereof) then still in office who were the Company Directors at the beginning of any such period will be deemed to have been a Company Director at the beginning of such period; or

     (v) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company. Notwithstanding the foregoing provisions of Section 1(e)(i), 1(e)(ii) or 1(e)(iv), in the case where the individuals who constitute the Incumbent Directors at the time a specific transaction described in Section 1(e)(i) or 1(e)(ii) is first presented or disclosed to the Company Board, will, by the terms of the definitive agreement for that transaction, constitute at least fifty percent (50%) of the Surviving Entity Directors immediately following consummation of such transaction, provided that such Surviving Entity Directors are not subject to removal following the consummation of the transaction as a result of the terms and conditions of the transaction, then, prior to the occurrence of any event that would otherwise constitute a Change in Control under Section 1(e)(i), 1(e)(ii) or 1(e)(iv), the Company Board may determine by majority vote of the Incumbent Directors that the specific transaction does not constitute a Change in Control under Sections 1(e)(i), 1(e)(ii) and/or 1(e)(iv).
     (f) “Code” means the Internal Revenue Code of 1986, as amended.
     (g) “Committee” shall have the meaning set forth in Section 10.
     (h) “Company” means National City Corporation, a Delaware corporation, and it’s Subsidiaries.
     (i) “Company Board” means the board of directors of the Company.
     (j) “Company Director” means a member of the Company Board.
     (k) “Company Voting Stock” means as to a particular time, the issued and outstanding securities of the Company entitled to vote in the election of the Company Directors.
     (l) “Competitive Activity” means the Executive’s participation, without the written consent of an officer of the Surviving Entity, in the management of any business enterprise if such enterprise engages in substantial and direct competition with the Surviving Entity and such enterprise’s revenues derived from any product or service competitive with any and all products or services of the Surviving Entity amounted to ten percent (10%) or more of such enterprise’s revenues for its most recently completely fiscal year and if the Surviving Entity’s revenues from said product or service amount to ten percent 10% of the Surviving Entity’s revenues for its most recently completed fiscal year. “Competitive Activity” will not include (i) the mere ownership of securities in any such enterprise and the exercise of rights appurtenant thereto and (ii) participation in the management of any such enterprise other than in connection with the competitive operations of such enterprise.
     (m) “Employee Benefits” means the perquisites, benefits and service credit for benefits as provided under any and all employee or retirement income and welfare benefit policies, plans, programs or arrangements in which the Executive is entitled to participate, including, without limitation, any stock option, stock purchase, stock appreciation, savings, pension, supplemental executive retirement, or other retirement income or welfare benefit, deferred compensation, incentive compensation, group or other life, health, medical/hospital or other insurance (whether funded by actual insurance or self-insured by the Company), disability, salary continuation, expense reimbursement and other employee benefit policies, plans, programs or arrangements that may now exist or any equivalent successor policies, plans, programs or arrangements that may be adopted hereafter, providing perquisites, benefits and service credit for benefits equal to those provided to similarly situated officers of the Surviving Entity.
     (n) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     (o) “Excise Tax” shall have the meaning set forth in Section 6(a).
     (p) “Executive” shall have the meaning set forth in the first paragraph of this Agreement.
     (q) “Good Reason” shall have the meaning set forth in Section 3(c).
     (r) “Gross-Up Payment” shall have the meaning set forth in Section 6(a).
     (s) “Incentive Pay” means an annual amount equal to not less than the highest aggregate (1) total award pursuant to the National City Corporation Management Incentive Plan for Senior Officers, as amended from time to time, or any successor or substitute, (2) plan cycle award pursuant to the National City Corporation Long-Term Cash and Equity Incentive Plan or any successor or substitute plan and (3) any other long-term bonus, incentive or other payments of cash compensation, income deferrals or equity awards made in lieu of a cash award, in addition to Base Pay, made or to be made in regard to services rendered in any calendar year during the three (3) calendar years immediately preceding the year in which the Change in Control occurred pursuant to any bonus, incentive, profit-sharing, performance, discretionary pay or similar agreement, policy, plan, program or arrangement (whether or not funded).
     (t) “Incumbent Company Directors” shall have the meaning set forth in Section 1(e)(iv).
     (u) “Long-Term Disability” has the meaning set forth in the Long-Term Disability Option under the National City Corporation Welfare Benefits Plan or any successor plan in effect for, or applicable to, the Executive immediately prior to the Change in Control.
     (v) “Original Agreement” shall have the meaning set forth in recitals.
     (w) “Payment” shall have the meaning set forth in Section 6(a).
     (x) “Person” means any governmental authority, individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) or Section 14(d)(2) of the Exchange Act.

     (y) “Separation from Service” shall have the meaning set forth in Section 4(a).
     (z) “Severance Benefits” shall have the meaning set forth in Section 10. —
     (aa) “Severance Payment” shall have the meaning set forth in Section 4(a)(1). —
     (bb) “Severance Period” means the period of time commencing on the date of an occurrence of a Change in Control and continuing until the earlier of (i) the third anniversary of the occurrence of the Change in Control or (ii) the Executive’s death; provided, however, that on each anniversary of the Change in Control, the Severance Period will automatically be extended for an additional year unless, not later than ninety (90) calendar days prior to such date, either the Surviving Entity or the Executive shall have given written notice to the other that the Severance Period is not to be so extended.
     (cc) “Specified Employee” shall have the meaning set forth in Section 4(a).
     (dd) “Subsidiary” means any Person that is a subsidiary within the meaning of Section 424(f) of the Code of another Person, except for a Person that is a subsidiary of another Person under Section 424(f) of the Code exclusively as a result of holding a capital interest in such Person as a fiduciary with respect to any trust, estate, conservatorship, guardianship or agency.
     (ee) “The Surviving Entity” (i) prior to a Change in Control means the Company and (ii) after a Change in Control means the Company or any other Person surviving or resulting from any Change in Control involving the Company, whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise. The Surviving Entity shall include any or all of its Subsidiaries.
     (ff) “The Surviving Entity Board” means the board of directors of the Surviving Entity.
     (gg) “The Surviving Entity Director” means a member of the Surviving Entity Board.
     (hh) “The Surviving Entity Voting Stock” means as to a particular time, the issued and outstanding securities of the Surviving Entity entitled to vote in the election of the Surviving Entity Directors.
     (ii) “Term” means the period commencing as of the date hereof and expiring as of the close of business on December 31, 2010; provided, however, that (A) commencing on January 1, 2009 and each January 1 thereafter, the term of this Agreement will automatically be extended for an additional year unless, not later than September 30 of the immediately preceding year, the Company or the Executive shall have given notice that it or the Executive, as the case may be, does not wish to have the Term extended; (B) if a Change in Control occurs during the Term, the Term will expire on the last day of the Severance Period; and (C) except as otherwise provided in Section 9 below, if, prior to a Change in Control, the Executive ceases for any reason to be employed on an active basis with the Company, thereupon without further action, the Term shall be deemed to have expired and this Agreement will immediately terminate and be of no further effect. For purposes of this Section 1(w), the Executive shall not be deemed to have ceased to be an employee of the Company by reason of the transfer of the Executive’s employment between the Company and any of its Subsidiaries, or among any of its Subsidiaries.
     (jj) “Termination Date” means the date the Executive’s active employment is terminated with the Surviving Entity.
     (kk) “Total Parachute Payments” means the aggregate “present value” of the “parachute payments,” as such terms are defined by Section 280G of the Code.
     (ll) “Trigger Amount” means the product of (i) three times the Executive’s “base amount,” within the meaning of Section 280G of the Code, times (ii) 110%.
     (mm) “Triggering Events” shall have the meaning set forth in Section 10.
     (nn) “Underpayment” shall have the meaning set forth in Section 6(b).
     (oo) “Voluntary Resignation” means a termination by the Executive of the Executive’s employment with the Surviving Entity by voluntarily resigning or retiring at the Executive’s own instance without having been requested to so resign or retire by the Surviving Entity, except a resignation or retirement by the Executive shall not be deemed to be a “Voluntary Resignation” if it occurs (i) at a time when the Executive is entitled to terminate the Executive’s employment for Good Reason or (ii) during the 30 day period set forth in Section 4(a) of this Agreement.
     2. Operation of Agreement. This Agreement will be effective and binding immediately upon its execution and delivery, but, anything in this Agreement to the contrary notwithstanding, except as provided in the last sentence of Section 9, this Agreement will not be operative unless and until a Change in Control occurs during the Term, whereupon without further action, the Severance Period shall commence and the rights and obligations of the parties hereunder during the Severance Period shall become immediately operative.
     3. Termination of Employment Following a Change in Control.
          (a) By the Surviving Entity Without Cause or For Cause. During the Severance Period, the Surviving Entity may terminate the Executive’s employment without Cause or for Cause.
          (b) Death. The Executive’s employment will terminate immediately upon the Executive’s death.

          (c) By the Executive for Good Reason. During the Severance Period, the Executive may terminate employment with the Surviving Entity for “Good Reason,” upon the occurrence of one or more of the following events (regardless of whether any other reason for such termination exists or has occurred, including, without limitation, other employment):
     (i) Failure to elect or reelect or otherwise to maintain the Executive in the office or the position, or a substantially equivalent or better office or position, of or with the Surviving Entity, which the Executive held immediately prior to a Change in Control, or the removal of the Executive as a Surviving Entity Director (or any successor thereto) if the Executive shall have been a Company Director immediately prior to the Change in Control;
     (ii) Failure of the Surviving Entity to remedy any of the following within ten (10) calendar days of written notice thereof from the Executive: (A) a significant adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position with the Surviving Entity that the Executive held immediately prior to the Change in Control; (B) a reduction in the aggregate of the Executive’s Base Pay and Incentive Pay received from the Surviving Entity; or (C) the termination or denial of the Executive’s rights to Employee Benefits or a reduction in the scope thereof;
     (iii) A determination by the Executive (which determination will be conclusive and binding upon the parties hereto provided it has been made in good faith and in all events will be presumed to have been made in good faith unless otherwise shown by the Surviving Entity by clear and convincing evidence) that a change in circumstances has occurred following a Change in Control, including, without limitation, a change in the scope of the business or other activities for which the Executive was responsible immediately prior to the Change in Control, which has rendered the Executive substantially unable to carry out, has substantially hindered the Executive’s performance of, or has caused the Executive to suffer a substantial reduction in, any of the authorities, powers, functions, responsibilities or duties attached to the position held by the Executive immediately prior to the Change in Control, which situation is not remedied within ten (10) calendar days after written notice to the Surviving Entity from the Executive of such determination;
     (iv) The liquidation, dissolution, merger, consolidation or reorganization of the Surviving Entity or any of its Subsidiaries that employs the Executive or transfer of all or substantially all of its business and/or assets, unless the successor or successors (by liquidation, merger, consolidation, reorganization, transfer or otherwise) to which all or substantially all of its business and/or assets have been transferred (directly or by operation of law) assumed all duties and obligations of the Surviving Entity under this Agreement pursuant to Section 12(a) below;
     (v) The Surviving Entity or the relevant Subsidiary that employs the Executive relocates its principal executive offices, or requires the Executive to have the

     Executive’s principal location of work changed, to any location in excess of twenty-five (25) miles from the location thereof immediately prior to the Change in Control, or requires the Executive to travel away from the Executive’s office in the course of discharging the Executive’s responsibilities or duties hereunder at least twenty percent (20%) more (in terms of aggregate days in any calendar year or in any calendar quarter when annualized for purposes of comparison to any prior year) than was required of the Executive in any of the three (3) full years immediately prior to the Change in Control without, in either case, the Executive’s prior written consent; or
     (vi) Without limiting the generality or effect of the foregoing, any material breach of this Agreement by the Surviving Entity or any successor thereto which is not remedied by the Surviving Entity within ten (10) calendar days after receipt by the Surviving Entity of written notice from the Executive of such breach.
          (d) Other Rights Not Affected. A termination of employment by the Surviving Entity or by the Executive will not affect any rights that the Executive or the Executive’s dependents may have pursuant to any agreement, policy, plan, program or arrangement of the Surviving Entity providing Employee Benefits, which rights shall be governed by the terms thereof.
     4. Severance Compensation Upon Termination.
          (a) Termination by the Surviving Entity Without Cause or By the Executive for Good Reason or for any Reason During 30 Day Period Following First Anniversary. If, following the occurrence of a Change in Control, (x) the Surviving Entity terminates the Executive’s employment for any reason other than for Cause or death during the Severance Period, (y) the Executive terminates the Executive’s employment with Surviving Entity for Good Reason, or (z) the Executive terminates employment with the Surviving Entity for any reason, or without reason, during the thirty (30)-day period immediately following the first anniversary of the Change in Control, the Surviving Entity will pay to the Executive any accrued but unpaid Base Pay and Incentive Pay within five business days after the Termination Date and the following amounts at the earlier of (A) if the Executive is a “specified employee” (as such phrase is defined in Section 409A of the Code) (“Specified Employee”) at the time of his “separation from service” (as such phrase is defined in Section 409A of the Code) (“Separation from Service”) with the Surviving Entity on the first day of the seventh calendar month following the Executive’s Separation from Service or if Executive is not a Specified Employee at the time of his Separation from Service within fifteen days of Executive’s Separation from Service or (B) within 15 days of the Executive’s death:
     (1) A lump sum payment (the “Severance Payment”) in an amount equal to three (3) times the sum of (X) Base Pay (at the highest rate in effect for any period prior to the Termination Date), plus (Y) Incentive Pay; and
     (2) A lump sum payment equal to (X) 36 times the monthly COBRA medical insurance rate for the Executive plus (Y) an additional lump sum payment equal to the product of the lump sum payment set forth in (1) above multiplied by .25.

     There will be no right of set-off or counterclaim in respect of any claim, debt or obligation against any payment to or benefit for the Executive provided for in this Agreement. Without limiting the rights of the Executive at law or in equity, if the Surviving Entity fails to make any payment or provide any benefit required to be made or provided hereunder on a timely basis, the Surviving Entity will pay interest on the amount or value thereof at an annualized rate of interest equal to the “U.S. Prime Rate” as quoted from time to time during the relevant period in the Midwest Edition of the Wall Street Journal. Such interest will be payable as it accrues on demand. Any change in such prime rate will be effective on and as of the date of such change. Notwithstanding any other provision hereof, the parties’ respective rights and obligations under this Section 4 and under Section 6 below will survive any termination or expiration of this Agreement following a Change in Control or the termination of the Executive’s employment following a Change in Control for any reason whatsoever.
          (b) Effect of Death While Employed by the Surviving Entity. If, while the Executive is employed by the Surviving Entity, the Executive dies during the Severance Period, the Surviving Entity shall pay within 30 days of the Executive’s death to the Executive’s estate any accrued but unpaid Base Pay and Incentive Pay due or to become due and the Surviving Entity shall not have any further obligations to the Executive for Base Pay or Incentive Pay.
          (c) Effect of Disability While Employed by the Surviving Entity. If, while the Executive is employed by the Surviving Entity, the Executive suffers a Long Term Disability during the Severance Period, the Surviving Entity shall pay to the Executive all Base Pay and Incentive Pay to which the Executive would have been entitled had the Executive been actively employed by the Surviving Entity to the earlier of (i) the date the Executive becomes eligible for payment of long term disability benefits under the long term disability benefit plan of the Company in effect immediately prior to the Change in Control or (ii) the date of the Executive’s death and the Surviving Entity shall not have any further obligations to the Executive for Base Pay or Incentive Pay. Anything in this Agreement to the contrary notwithstanding, should the Executive recover from his Long Term Disability during the Severance Period, the Surviving Entity shall appoint the Executive to a position and on such terms such that the Executive would not be able to terminate the Executive’s employment for Good Reason or pay the Executive all benefits he would be entitled to had he terminated his employment for Good Reason under this Agreement. Upon the Executive’s recovery from a Long Term Disability, the Executive shall again be subject to all obligations and entitled to all rights and benefits provided for under this Agreement.
          (d) Effect of Termination for Cause. If, during the Severance Period, the Surviving Entity terminates the Executive’s employment for Cause and such termination for Cause is sustained, the Surviving Entity may, by delivering written notice to the Executive, immediately terminate all of its obligations to pay Base Pay or Incentive Pay to the Executive and the Surviving Entity shall not have any further obligations to the Executive for Base Pay or Incentive Pay.
          (e) Effect of Termination Upon the Executive’s Voluntary Resignation. If, during the Severance Period, the Executive terminates the Executive’s employment by Voluntary Resignation, the Surviving Entity may, upon such termination, terminate all of its obligations to pay Base Pay or Incentive Pay following the Termination Date, except for any Incentive Pay the Executive may be entitled to pursuant to any applicable incentive plan and accrued but unpaid Base Pay. The Surviving Entity shall not have any further obligations to the Executive for Base Pay or Incentive Pay.
     5. No Mitigation Obligation. The Company hereby acknowledges that it will be difficult and may be impossible (i) for the Executive to find reasonably comparable employment following the Termination Date, and (ii) to measure the amount of damages which the Executive may suffer as a result of termination of employment hereunder. Accordingly, the payment of the severance compensation by the Surviving Entity to the Executive in accordance with the terms of this Agreement is hereby acknowledged by the Company to be reasonable and will be liquidated damages, and the Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of the Executive hereunder or otherwise.
     6. Gross-Up Payments Deemed to be Excess Parachute Payments.
          (a) Gross-Up Payment. Anything in this Agreement to the contrary notwithstanding, following a Change in Control, if it shall be determined by the Accounting Firm (as contemplated by Section 6(b) below) that any payment or distribution by the Surviving Entity or any of its affiliates to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including, without limitation, any stock option, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a “Payment”), would be an “excess parachute payment” with respect to which the Executive would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) by reason of being considered “contingent on a change in ownership or control” of the Company, within the meaning of Section 280G of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the “Excise Tax”), then:
     (1) If the Total Parachute Payments do not exceed the Trigger Amount, then the payments and benefits to be made or provided under this Agreement to the Executive shall be reduced (reducing or eliminating the earliest payments first) by the least amount necessary, but not in excess of 20% of the payments and benefits to be made and provided under this Agreement, such that no Payment will be subject to Excise Tax. If the elimination of 20% of the payments and benefits to be made or provided under this Agreement that would otherwise be subject to the Excise Tax is not sufficient to avoid the Excise Tax, then 20% of the payments and benefits provided under this Agreement shall be eliminated and the Executive shall be entitled to receive a Gross-Up Payment; provided, however, that no Gross-up Payment shall be made with respect to the Excise Tax, if any, attributable to any incentive stock option, as defined by Section 422 of the Code, granted prior to the execution of the Original Agreement. The Gross-Up Payment shall be in an amount such that, after payment by the Executive of all taxes (including, but not limited to, any federal, state or local income taxes, Excise Taxes, FICA and Medicare withholding taxes and interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment as determined after the elimination of 20% of the payments and benefits as provided by this Section 6(a)(1).
     (2) If the Total Parachute Payments exceed the Trigger Amount, then the Executive shall be entitled to receive an additional payment or payments (collectively, a “Gross-Up Payment”); provided, however, that no Gross-up Payment shall be made with respect to the Excise Tax, if any, attributable to any incentive stock option, as defined by Section 422 of the Code, granted prior to the execution of the Original Agreement. The Gross-Up Payment shall be in an amount such that, after payment by the Executive of all taxes (including, but not limited to, any federal, state or local income taxes, Excise Taxes, FICA and Medicare withholding taxes and interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.
          (b) Determinations. Subject to the provisions of Section 6(f) hereof, all determinations required to be made under this Section 6, including whether an Excise Tax is payable by the Executive and the amount of such Excise Tax, the Trigger Amount, the amount by which any payment or benefit to be made or provided under this Agreement should be reduced pursuant to Section 6(a) above, and whether a Gross-Up Payment is required to be paid by the Surviving Entity to the Executive and the amount of such Gross-Up Payment, if any, shall be made by the Accounting Firm. The Surviving Entity shall direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Surviving Entity and the Executive within fifteen (15) calendar days after the Termination Date, if applicable, and any such other time or times as may be requested by the Surviving Entity or the Executive. If the Accounting Firm determines that any Excise Tax is payable by the Executive pursuant to Section 6(a) above, the Surviving Entity shall pay the required Gross-Up Payment to the Executive within five (5) business days after receipt of such determination and calculations with respect to any Payment to the Executive. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall, at the same time as it makes such determination, furnish the Surviving Entity and the Executive an opinion that the Executive has substantial authority not to report any Excise Tax on the Executive’s federal, state or local income or other tax return. As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Surviving Entity should have been made (an “Underpayment”), consistent with the calculations required to be made hereunder. In the event the Surviving Entity exhausts or fails to pursue its remedies pursuant to Section 6(f) hereof and the Executive thereafter is required to make a payment of any Excise Tax (including if an Underpayment results because there is a determination that an Excise Tax is due (i) after having reduced the payments or benefits made or provided under this Agreement pursuant to Section 6(a) above as calculated by the Accounting Firm or (ii) where the Accounting Firm determined that the Total Parachute Payments were not subject to the Excise Tax), the Executive shall direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Surviving Entity and the Executive as promptly as possible. Any such Underpayment together with any applicable interest or penalties shall be promptly paid by the Surviving Entity to, or for the benefit of, the Executive within five (5) business days after receipt of such determination and calculations. Notwithstanding any other provisions to this Section 6 to the contrary, all taxes described in this Section 6 shall be paid or reimbursed no later than 30 days following the remittance of the applicable taxes or, in the case of reimbursement of expenses incurred due to a tax audit or litigation to which there is no remittance of taxes, no later than 30 days after the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation in accordance with Treasury Regulation Section 1.409A-3(i)(v). Any expenses, including interest and penalties assessed on the taxes described in this Section 6, incurred by the Executive shall be reimbursed promptly after the Executive submits evidence of the incurrence of such expenses, which reimbursement in no event will be later than the 30 days after the end of the year in which the Executive incurs the expense, and each provision of reimbursements pursuant to this Section 6 shall be considered a separate payment and not one of a series of payments for purposes of Section 409A. Any expense reimbursed by the Company in one taxable year in no event will affect the amount of expenses required to be reimbursed by the Company in any other taxable year.
          (c) Cooperation. The Surviving Entity and the Executive shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Surviving Entity or the Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by Sections 6(a) and 6(b) hereof. Any determination by the Accounting Firm as to the amount of the Gross-Up Payment shall be binding upon the Surviving Entity and the Executive.
          (d) Tax Reporting. The federal, state and local income or other tax returns filed by the Executive shall be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by the Executive. The Executive shall make proper payment of the amount of any Excise Tax, and at the request of the Surviving Entity, provide to the Surviving Entity true and correct copies (with any amendments) of the Executive’s federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Surviving Entity, evidencing such payment. If prior to the filing of the Executive’s federal income tax return, or corresponding state or local tax return, if relevant, the Accounting Firm determines that the amount of the Gross-Up Payment should be reduced, the Executive shall within five (5) business days pay to the Surviving Entity the amount of such reduction.
          (e) Fees and Expenses of the Accounting Firm. The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by Sections 6(a) and 6(b) hereof shall be borne by the Surviving Entity. If such fees and expenses are initially paid by the Executive, the Surviving Entity shall reimburse the Executive the full amount of such fees and expenses within five business days after receipt from the Executive of a statement therefore and reasonable evidence of his payment thereof.

          (f) Claims. The Executive shall notify the Surviving Entity in writing of any claim by the Internal Revenue Service or any other taxing authority that, if successful, would require the payment by the Surviving Entity of a Gross-Up Payment. Such notification shall be given as promptly as practicable but no later than ten (10) business days after the Executive actually receives notice of such claim and the Executive shall further apprise the Surviving Entity of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by the Executive). The Executive shall not pay such claim prior to the earlier of (i) the expiration of the thirty (30) -calendar-day period following the date on which the Executive gives such notice to the Surviving Entity and (ii) the date that any payment of such amount with respect to such claim is due. If the Surviving Entity notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:
     (i) provide the Surviving Entity with any written records or documents in the Executive’s possession relating to such claim reasonably requested by the Surviving Entity;
     (ii) take such action in connection with contesting such claim as the Surviving Entity shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Surviving Entity;
     (iii) cooperate with the Surviving Entity in good faith in order effectively to contest such claim; and
     (iv) permit the Surviving Entity to participate in any proceedings relating to such claim;
provided, however, the Surviving Entity shall bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and shall indemnify and hold harmless the Executive, on an after-tax basis, for and against any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this Section 6(f), the Surviving Entity shall control all proceedings taken in connection with the contest of any claim contemplated by this Section 6(f) and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided, however, that the Executive may participate therein at the Executive’s own cost and expense) and may, at its option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Surviving Entity shall determine; provided, however, if the Surviving Entity directs the Executive to pay the tax claimed and sue for a refund, the Surviving Entity shall advance the amount of such payment to the Executive on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income or other tax, including interest or penalties with respect thereto, imposed with respect to such advance; and provided further, however, any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Surviving Entity’s control of any such contested claim shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
          (g) Refund. If, after the receipt by the Executive of an amount advanced by the Surviving Entity pursuant to Section 6(f) hereof, the Executive receives any refund with respect to such claim, the Executive shall (subject to the Surviving Entity’s complying with the requirements of Section 6(f) hereof) promptly pay to the Surviving Entity the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Surviving Entity pursuant to Section 6(f) hereof, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Surviving Entity does not notify the Executive in writing of its intent to contest such denial or refund prior to the expiration of thirty (30) calendar days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of any such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid by the Surviving Entity to the Executive pursuant to this Section 6.
     7. Internal Revenue Code Section 409A. To the extent applicable, the parties intend that this Agreement comply with the provisions of Section 409A of the Code. This Agreement shall be administered in a manner consistent with this intent. Each party is responsible for reviewing this Agreement for compliance with Section 409Aof the Code and neither party is indemnifying the other party with respect to any consequences with respect to Section 409A of the Code.
     8. Legal Fees and Expenses. It is the intent of the Company that the Executive not be required to incur legal fees and the related expenses associated with the interpretation, enforcement or defense of the Executive’s rights under this Agreement by litigation or otherwise because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Executive hereunder. Accordingly, if it should appear to the Executive that the Surviving Entity has failed to comply with any of its obligations under this Agreement or in the event that the Surviving Entity or any other Person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from, the Executive the benefits provided or intended to be provided to the Executive hereunder, the Surviving Entity irrevocably authorizes the Executive from time to time to retain counsel of the Executive’s choice, at the expense of the Surviving Entity as hereafter provided, to advise and represent the Executive in connection with any such interpretation, enforcement or defense, including without limitation the initiation or defense of any litigation or other legal action, whether by or against the Surviving Entity or any director, officer, stockholder or other person affiliated with the Surviving Entity, in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between the Surviving Entity and such counsel, the Surviving Entity irrevocably consents to the Executive’s entering into an attorney-client relationship with such counsel, and in that connection the Surviving Entity and the Executive agree that a confidential relationship shall exist between the Executive and such counsel. Without respect to whether the Executive prevails, in whole or in part, in connection with any of the foregoing, the Surviving Entity will pay and be solely financially responsible for any and all attorneys’ and related fees and expenses incurred by the Executive in connection with any of the foregoing during the period of time beginning on a Change in Control and ending 15 years after the Executive’s Separation from Service. Such payments will be made within five business days after delivery of the Executive’s written request for payment, accompanied by such evidence of fees and expenses incurred as the Surviving Entity may reasonably require. Notwithstanding anything herein to the contrary, the legal fees and the related expenses associated with the interpretation, enforcement or defense of the Executive’s rights under this Agreement contemplated by this Section 8 shall be made no later than the end of the calendar year following the calendar year in which the expenses were incurred and the amount so reimbursed shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.
        .
     9. Employment Rights; Termination Prior to Change in Control. Nothing expressed or implied in this Agreement will create any right or duty on the part of the Surviving Entity or the Executive to have the Executive remain in the employment of the Surviving Entity prior to or following any Change in Control. Any termination of employment of the Executive or the removal of the Executive from the office or position in the Company following the commencement of any discussion with a third Person that ultimately results in a Change in Control shall be deemed to be a termination or removal of the Executive after a Change in Control for purposes of this Agreement.
     10. Transaction Not Constituting Change in Control. In the event of a transaction described in Section 1(e)(i) or 1(e)(ii) above that would constitute a Change in Control but for a determination by the Company Board pursuant to Section 1(e) above that such transaction does not constitute a Change in Control, prior to consummation of such transaction, the chief executive officer of the Company shall provide the Compensation and Organization Committee of the Company Board (the “Committee”) the proposed management organization for the Surviving Entity. The chief executive officer shall also advise the Committee with respect to the Executive’s position in the proposed management organization. The Committee shall then determine if the Executive’s employment will be terminated or the Executive will be assigned to a position of reduced responsibilities, required to change his principal location of work or suffer a reduction in the aggregate of Base Pay and Incentive Pay as contemplated by Section 3(c) hereof (the “Triggering Events”) within a period of two (2) years following consummation of the transaction. If the Committee determines that there will be a Triggering Event for the Executive, then upon termination of the Executive’s employment by the Surviving Entity or upon the Executive’s resignation, if such resignation occurs within ninety (90) days following the occurrence of the event constituting any of the Triggering Events the Executive shall be paid the following: (i) the full amount of severance compensation provided by Sections 4(a), 6 and 8 above, payable in accordance with the provisions of such Sections, and (ii) an amount equal to the cash payment (determined prior to taking into account any pre-existing election(s) by the Executive to have any portion of his award(s) deferred) the Executive would be paid pursuant the National City Corporation Management Incentive Plan for Senior Officers, as amended from time to time, the National City Corporation Long-Term Cash and Equity Incentive Plan, as amended from time to time, and any successor short term or long term plans adopted by the Company from time to time had a Change in Control occurred on the day preceding the Executive’s Termination Date, payable in accordance with Section 4(a) above (the “Severance Benefits”). Further, if the Committee determines that the Executive will not be subject to any of the Triggering Events and within two years following the Committee’s determination the Executive experiences a Triggering Event, other than termination for Cause, then the Executive shall be entitled to the Severance Benefits following termination of Executive’s employment by the Surviving Entity or following the Executive’s resignation, if such resignation occurs within ninety (90) days following the occurrence of the Triggering Event. Notwithstanding any other provisions of this Section 10, if the Executive has made any pre-existing deferral elections with respect to any portion of the short term or long term awards referred to in clause (ii) above, the payment of an equivalent portion of the amount to be paid pursuant to clause (ii) above shall be paid in accordance such pre-existing elections. Any amounts that may be credit to a deferred compensation plan pursuant to this section shall be one hundred percent vested at the time of the crediting.
     11. Withholding of Taxes. The Surviving Entity shall withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Surviving Entity is required to withhold pursuant to any law or government regulation or ruling and all additional amounts the Executive has authorized the Surviving Entity to withhold.
     12. Successors and Binding Agreement.
          (a) The Surviving Entity will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Surviving Entity, by agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Surviving Entity would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Surviving Entity and any successor to the Surviving Entity, including, without limitation, any Person acquiring, directly or indirectly, all or substantially all of the business or assets of the Surviving Entity, whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “The Surviving Entity” for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Surviving Entity.
          (b) This Agreement will inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.
          (c) This Agreement is personal in nature and neither of the parties hereto shall, without the prior written consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 12(a) and 12(b) hereof. Without limiting the generality or effect of the foregoing, the Executive’s right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by the Executive’s will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 12(c), the Surviving Entity shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

     13. Notices. For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic or facsimile transmission (with receipt thereof orally confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as Federal Express or UPS, addressed to the Surviving Entity (to the attention of the Secretary of the Surviving Entity) at its principal executive office and to the Executive at the Executive’s principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address shall be effective only upon receipt.
     14. Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Delaware, without giving effect to the principles of conflict of laws of such State.
     15. Validity. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.
     16. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Surviving Entity. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. References to Sections in this Agreement are to references to Sections of this Agreement unless otherwise indicated.
     17. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.
     18. Original Agreement. This Agreement supersedes Original Agreement and any amendments to Original Agreement having a date prior to the date of the Agreement.
          IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

NATIONAL CITY CORPORATION
By:	/s/
David A. Daberko
Chairman and CEO

xxx

«Name»

xxx

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